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Exhibit 5.1

Bridgepoint Education, Inc.
13500 Evening Creek Drive North, Suite 600
San Diego, California 92128

Re: Registration Statement on Form S-1 (333-                        )

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Bridgepoint Education, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (File No. 333-                        ) initially filed on August 26, 2009 (as amended and supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the offering for sale of an aggregate of up to 12,650,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), which will be sold by the selling stockholders named therein (the "Selling Stockholders"). All of the Shares are currently outstanding.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have reviewed and relied upon the Registration Statement and related Prospectus, the Company's charter documents, as amended and restated to date, resolutions adopted by the Board of Directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

        In rendering the opinion set forth below, we have relied on the opinion to you of Richards, Layton & Finger, P.A., dated as of the date hereof with respect to certain matters governed by Delaware law.

        Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

        We express no opinion as to matters governed by any laws other than California and Delaware general corporate law.

        This opinion letter is rendered to you solely for use in connection with the sale of the Shares in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
WILSON SONSINI GOODRICH & ROSATI P.C.

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  Exhibit 5.1
Re: Registration Statement on Form S-1 (333- )